UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2017

mPHASE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-24969	22-2287503
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Identification No.)		Incorporation)

688 New Dorp Lane, Staten Island, New York 10306-4933
(Address of Principal Executive Offices) (ZIP Code)

Registrant's telephone number, including area code: (973) 256-3737

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01 Other Events.

On December 28, 2017, mPhase Technologies, Inc. (the “Company”) entered into a non-binding letter of intent (the “LOI”) with Scepter Commodities, LLC (“Scepter”) for the proposed acquisition by Scepter of 80% of the fully diluted shares of common stock of the Company (on a post-reverse stock split basis) (the “Acquisition”). The LOI may be terminated (i) by mutual consent of the parties, (ii) by either party if the Acquisition (A) has not been consummated by March 1, 2018, (B) is enjoined by a court or governmental body, (C) cannot be consummated due to a material breach on the part of the other party which breach cannot be cured within 30 days from the date of written notice of such breach or (D) by either party if such party is not satisfied with the results of its due diligence investigation of the other party or (iii) by Scepter if the Company’s financial condition or capitalization has materially changed since its most recently filed Annual Report on Form 10-K. Pursuant to the LOI both parties have expressed their intent and support for the cooperation and accomplishment of the Acquisition. Further, the Company has agreed, until the earlier of the closing of the Acquisition or termination of the LO,I that it will not solicit, discuss, accept, approve, respond to or encourage any inquiries or proposals relating to, or engage in any negotiations with, any third party with respect to any transaction similar to the Acquisition or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of the Company, including, but not limited to, a merger, acquisition, strategic investment or similar transaction. The closing of the Acquisition is subject to the negotiation and execution of a definitive acquisition agreement, as well as to the completion of full legal and financial due diligence.

The foregoing description of the LOI does not purport to be complete and is qualified in its entirety by reference to the full text of the LOI, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Scepter Commodities, LLC

Scepter Commodities, LLC is a technology company engaged in the development of a blockchain-based digital prime base metals platform. Management believes that this platform may be unique because it will use smart contacts and crypto currency to enable the physical movement and trade of London Metal Exchange (“LME”) warranted base metals. Scepter anticipates that the initial metals on its platform will include aluminum, copper, tin, zinc and nickel.

Scepter was formed as the U.S. arm of a 25 year-old business based out of Singapore, and its management team has decades of experience in the metals industry. Scepter has traditionally focused its efforts on the sale and delivery of non-ferrous metals of LME-registered origin and an established network of long-term customers.

Scepter believes that it is building a blockchain-based digital base metals platform which is intended to transform the way metal is purchased and sold on a global basis. The platform is being designed to provide a one-stop experience where purchasers can trade metals contracts and physical material in both large and small lots (linked and hedged against the LME, COMEX, MCX (Multi Commodity Exchange of India,) ICDX (Indonesia Commodity and Derivatives Exchange) and other exchanges. The platform will enable users to be able to browse and purchase a range of metal offerings, and management believes that the platform will eliminate the time needed to shop between dealers or the necessity to buy metals in bulk to complete a feedstock requirement.

Scepter’s management believes that its platform will be operational by the middle of 2018. Scepter will be headquartered in the U.S. and intends to have offices internationally in Singapore, Mumbai, Dubai and London. Scepter intends to implement a decentralized approach to the physical movement of base metals, which it believes will create a scalable, global footprint.

mPhase Reporting Obligations

Although the Company is currently delinquent in its reporting obligations pursuant to the Securities Exchange Act of 1934, the Company intends to use its best efforts become current in its reporting obligations by filing all outstanding Annual Reports on Form 10-K and outstanding Quarterly Reports on Form 10-Q on or about February 15, 2018.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Letter of Intent

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

mPHASE TECHNOLOGIES

Date: January 9, 2018	By:	/s/ Martin S. Smiley
Martin S. Smiley
Executive Vice President,
Chief Financial Officer and
General Counsel

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